EXHIBIT 5.1


                                                                November 1, 1999

fashionmall.com, Inc.
575 Madison Avenue
New York, New York 10022

          Re:       REGISTRATION ON FORM S-8

Ladies and Gentlemen:

          We have acted as counsel to fashionmall.com, Inc., a Delaware corporation (the "Company"), in connection with the preparation of its Registration Statement on Form S-8 under the Securities Act of 1933 (the "Registration Statement"), to which this opinion is to be filed as an exhibit. The Registration Statement relates to the issuance of up to an aggregate of 1,125,000 shares (the "Plan Shares") of the Company's Common Stock, par value $.01 per share (the "Common Stock"), pursuant to the fashionmall.com, Inc.'s 1999 Stock Option Plan (the "Plan").

          In so acting, we have examined such records and documents, including the Plan and made such examinations of law as we have deemed relevant in connection with this opinion. This opinion relates only to the laws of the State of New York, the corporate laws of the State of Delaware and the federal laws of the United States of America in force on the date hereof.

          Based upon the foregoing, and subject to the qualifications stated herein, we are of the opinion that, when issued upon the exercise of and in accordance with the terms of stock options duly and validly granted against payment therefor, as an award pursuant to the terms of the Plan, the Shares, which are then originally issued by the Company, will be validly issued, fully paid and nonassessable.



                                Very truly yours,


                                /s/ Squadron, Ellenoff, Plesent & Sheinfeld, LLP